EXHIBIT 12

COMPUTATION OF RATIO OF INCOME FROM

CONTINUING OPERATIONS TO FIXED CHARGES

FOR SIX MONTHS ENDED JUNE 30,

(UNAUDITED)

(Dollars in millions)	2007	2006

Income from continuing operations before income taxes (1)	$5,725	$5,330

Add: Fixed charges, excluding capitalized interest	814	675

Income as adjusted before income taxes	$6,539	$6,005

Fixed charges:
Interest expense	$597	$453
Capitalized interest	3	6
Portion of rental expense representative of interest	217	222

Total fixed charges	$817	$681

Ratio of income from continuing operations to fixed charges	8.00	8.82

(1)

Income from continuing operations before income taxes excludes (a) amortization of capitalized interest and (b) the company’s share in the income and losses of less-than-fifty percent-owned affiliates.

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SEGMENT INFORMATION - ON CONTINUING OPERATIONS BASIS

(UNAUDITED)

	Global Services
(Dollars in millions)	Global Technology Services	Global Business Services	Systems and Technology	Software	Global Financing	Total Segments
Three Months Ended June 30, 2007:

External revenue	$8,756	$4,338	$5,102	$4,777	$597	$23,571
Internal revenue	409	329	255	549	341	1,883
Total revenue	$9,165	$4,667	$5,357	$5,326	$938	$25,453
Pre-tax income	$788	$486	$332	$1,250	$332	$3,187

Revenue year-to-year change	9.1%	8.8%	1.4%	11.3%	2.6%	7.5%
Pre-tax income year-to-year change	0.1%	19.2%	77.0%	8.2%	4.2%	11.6%
Pre-tax income margin	8.6%	10.4%	6.2%	23.5%	35.4%	12.5%

Three Months Ended June 30, 2006:

External revenue	$7,955	$3,939	$5,014	$4,241	$576	$21,725
Internal revenue	449	351	271	543	338	1,952
Total revenue	$8,404	$4,290	$5,286	$4,784	$914	$23,677
Pre-tax income	$787	$407	$187	$1,156	$319	$2,856

Pre-tax income margin	9.4%	9.5%	3.5%	24.2%	34.9%	12.1%

Reconciliations to IBM as Reported:

(Dollars in millions)	Three Months Ended June 30, 2007		Three Months Ended June 30, 2006
Revenue:
Total reportable segments	$25,453		$23,677
Eliminations/other	(1,681)		(1,787)
Total IBM Consolidated	$23,772		$21,890

Pre-tax income:
Total reportable segments	$3,187		$2,856
Eliminations/other	(46	)*	32
Total IBM Consolidated	$3,142		$2,889

*	Includes the gain from the divestiture of the company’s printing business and the interest expense associated with the debt to support the company’s accelerated share repurchase.

SEGMENT INFORMATION - ON CONTINUING OPERATIONS BASIS

(UNAUDITED)

	Global Services
(Dollars in millions)	Global Technology Services	Global Business Services	Systems and Technology	Software	Global Financing	Total Segments
Six Months Ended June 30, 2007:

External revenue	$17,013	$8,521	$9,622	$9,028	$1,211	$45,397
Internal revenue	834	630	523	1,134	689	3,810
Total revenue	$17,848	$9,152	$10,145	$10,162	$1,901	$49,207
Pre-tax income	$1,469	$955	$428	$2,286	$706	$5,844

Revenue year-to-year change	7.7%	8.0%	1.6%	10.4%	2.2%	6.7%
Pre-tax income year-to-year change	(10.0)%	25.2%	153.0%	5.0%	(3.7)%	6.8%
Pre-tax income margin	8.2%	10.4%	4.2%	22.5%	37.1%	11.9%

Six Months Ended June 30, 2006:

External revenue	$15,674	$7,787	$9,433	$8,147	$1,158	$42,200
Internal revenue	900	687	552	1,057	702	3,898
Total revenue	$16,575	$8,474	$9,985	$9,205	$1,860	$46,098
Pre-tax income	$1,631	$763	$169	$2,177	$733	$5,473

Pre-tax income margin	9.8%	9.0%	1.7%	23.6%	39.4%	11.9%

Reconciliations to IBM as Reported:

(Dollars in millions)	Six Months Ended June 30, 2007		Six MonthsEnded June 30, 2006
Revenue:
Total reportable segments	$49,207		$46,098
Eliminations/other	(3,406)		(3,549)
Total IBM Consolidated	$45,801		$42,549

Pre-tax income:
Total reportable segments	$5,844		$5,473
Eliminations/other	(124	)*	(145)
Total IBM Consolidated	$5,721		$5,328

*	Includes the gain from the divestiture of the company’s printing business and the interest expense associated with the debt to support the company’s accelerated share repurchase.